Exhibit 99.1

ANALOGIC CORPORATION 8 CENTENNIAL DRIVE PEABODY, MA 01960	NEWS RELEASE

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Strategic Marketing and Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Organizational Change

PEABODY, MA (June 11, 2009) – Jim Green, president and chief executive officer of Analogic Corporation (NASDAQ: ALOG), announced today that Michael L. Levitz will join Analogic as vice president, chief financial officer, and treasurer, effective July 6, 2009.

Mr. Levitz has held a number of key financial leadership roles in high-growth, global technology companies, most recently Hologic, Inc., where he served as vice president and controller of that company’s Cytyc business. Prior to its acquisition by Hologic, Mr. Levitz was vice president and corporate controller of Cytyc Corporation, a global, publicly held diagnostics and medical device manufacturer. Mike played an integral role in managing Cytyc’s growth and integrating several mergers and acquisitions, valued at over $750 million. He also served as controller of NEON Communications, Inc. and was audit manager in the high technology practice at Arthur Andersen LLP. A certified public accountant, Mike graduated magna cum laude from the University of California at Santa Barbara with a bachelor of arts degree in business economics, with an emphasis in accounting.

“I am pleased to have a financial executive with Mike’s background and talents join the Analogic team,” noted Jim Green. “His wealth of experience in areas such as managing global financial operations, including financial reporting and controls, as well as integration of mergers and acquisitions, will help position Analogic for continued profitable growth. Mike will play a key role in interfacing with all of our financial stakeholders including investors and analysts.”

Mike succeeds John Millerick, who has resigned from his position as Analogic’s senior vice president, chief financial officer, and treasurer, effective July 5, 2009. Mr. Millerick will remain with Analogic through the end of September to assist the Company with the transition. “On behalf of Analogic, I would like to thank John for his years of service to the Company and wish him the best in his future endeavors,” said Green.

About Analogic

Analogic Corporation is a growth oriented high-technology signal and image processing company, providing products and services to original equipment manufacturers (OEMs) and end users in growing medical diagnostics and security markets worldwide. The Company is recognized worldwide for advancing the state of the art in automatic explosives detection, computed tomography (CT), digital radiography (DR), ultrasound, magnetic resonance imaging (MRI), patient monitoring, and advanced signal processing. For more information, visit www.analogic.com